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                            CAMBRIDGE HOLDINGS, LTD.

                        OFFER TO PURCHASE FOR CASH UP TO
                      1,200,000 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE OF $0.45 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
             AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 28, 1998,
                          UNLESS THE OFFER IS EXTENDED

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Cambridge Holdings, Ltd., a Colorado corporation (the "Company"), has commenced an offer to purchase for cash 1,200,000 shares (or such lesser number of shares as are properly tendered and not withdrawn) of its $.025 par value Common Stock (the "Shares") at the price of $0.45 per Share in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 24, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

         If the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

         Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 1,200,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will buy shares first from all Odd Lot Holders (as defined in the Offer to Purchase) who properly tender all their Shares and then on a pro rata basis from all other shareholders who properly tender Shares at prices at or below the Purchase Price (and do not withdraw such Shares prior to the Expiration Date). SEE Sections 1 and 3 of the Offer to Purchase.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1. Offer to Purchase, dated November 24, 1998;

         2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         3. Letter dated November 24, 1998, from Gregory Pusey, President of the Company, to shareholders of the Company;

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         4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9); and

         5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Tender Agent by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 28, 1998, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Tender Agent as described in the Offer to Purchase. The Company, however, upon request, will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity.

         To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Tender Agent with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and Offer to Purchase.

         As described in Section 3, "The Offer - Procedure for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer, commercial bank, trust company, savings bank or savings and loan association having an office, branch or agency in the United States, which is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Tender Agent's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Tender Agent within three New York Stock Exchange trading days after timely receipt by the Tender Agent of a properly completed and duly executed Notice of Guaranteed Delivery.

         Any inquiries you may have with respect to the Offer should be addressed to the Tender Agent at 370 Seventeenth Street, Denver, Colorado 80202-4614.

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         Additional copies of the enclosed material may be obtained from the undersigned, telephone: (970) 479-2800 or from the Tender Agent, telephone:
(303) 595-3300.

                                                     Very truly yours,

                                                     CAMBRIDGE HOLDINGS, LTD.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE TENDER AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.